Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES PRELIMINARY FISCAL 2026 FOURTH QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce preliminary results for the fiscal 2026 fourth quarter.

PRELIMINARY FISCAL 2026 FOURTH QUARTER HIGHLIGHTS –

Net sales increased approximately 70% to approximately $5.3 million in the fiscal 2026 fourth quarter versus $3.1 million in the fiscal 2025 fourth quarter.
Net bookings decreased 43% to $5.1 million in the fiscal 2026 fourth quarter versus $8.9 million in the prior year fourth quarter.
Backlog increased 51% to $27.3 million at the end of fiscal 2026 as compared to $18.1 million at the end of fiscal 2025.

PRELIMINARY FISCAL 2026 HIGHLIGHTS –

Net sales increased approximately 21% to approximately $17.0 million in fiscal 2026 versus $14.0 million in fiscal 2025.
Net bookings increased 26% to $26.1 million in fiscal 2026 versus $20.8 million in fiscal 2025.

Preliminary revenue in the 2026 fiscal fourth quarter ended February 28, 2026, is expected to be approximately $5.3 million. Gross profit is expected to be between $2.1 and $2.2 million. Operating income is expected to be $1.3 to $1.4 million. We do expect a one-time charge related to a change in contingent consideration of approximately $0.3 to $0.4 million due to increased backlog at MEI increasing the expected final earnout payment. Pre-tax income is expected to be $0.9 to $1.0 million including the charge.

Bookings were down in the fiscal fourth quarter, versus the prior year fiscal quarter, but it should be pointed out that we received AMRAAM Lot 39 order from RTX in the third quarter of fiscal 2026 versus receiving Lot 38 in the fourth quarter of fiscal 2025.

We continue to be encouraged about the possibility of multi-year orders for components on AMRAAM and Standard Missiles 2 and 6. However, things seem to move slowly with defense procurement.

As a reminder, Solitron announced on February 3, 2026, that the Board had decided to evaluate strategic alternatives, which could include a possible sale, acquisition, or return of capital. The review is ongoing. As of yet the Company has not engaged an investment banker but has held discussions with a number of them. We have set up a data room for interested parties who have signed non-disclosure agreements. If a party is interested in obtaining more information they can reach out to the Company at corporate@solitrondevices.com.

The unaudited financial information disclosed in this press release for the three months ended February 28, 2026, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 28, 2025. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida. MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the possibility of reduced government spending on programs in which we participate, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com